As filed with the Securities and Exchange Commission on November 21, 2007

Registration No. 333-73966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER SECURITIES EXCHANGE ACT OF 1933

DJO INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	33-0978270
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1430 Decision Street

Vista, California  92081

(760) 727-1280

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Fifth Amended and Restated 1999 Stock Option Plan

dj Orthopedics, Inc. 2001 Omnibus Plan

dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan

dj Orthopedics, Inc. 2001 Non-Employee Directors’ Stock Option Plan

(Full titles of Plans)

Donald M. Roberts

Executive Vice President, General Counsel

and Secretary

DJO Incorporated

1430 Decision Street

Vista, California 92081

(760) 727-1280

(Name, address and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

This post-effective amendment, filed by DJO Incorporated (the “Company”), deregisters all shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), that had been registered for issuance under the Company’s Registration Statement on Form S-8 (File No. 333-73966) (the “Registration Statement”) that remain unsold upon the termination of the sales of shares covered by the Registration Statement relating to the (i) Fifth Amended and Restated 1999 Stock Option Plan, (ii) dj Orthopedics, Inc. 2001 Omnibus Plan, (iii) dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan, and (iv) dj Orthopedics, Inc. 2001 Non-Employee Directors' Stock Option Plan.

On November 20, 2007, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2007, among ReAble Therapeutics Finance LLC (“Parent”), Reaction Acquisition Merger Sub, Inc. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of Parent.  As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on November 21, 2007.

DJO INCORPORATED

By:	/s/ Donald M. Roberts
Donald M. Roberts
Executive Vice President, General Counsel
and Secretary